Exhibit 99.(d)(27)

SIXTH AMENDMENT TO THE FEE WAIVER AGREEMENT
FOR THE TIAA-CREF LIFECYCLE FUNDS

AMENDMENT, dated February 1, 2009, to the Fee Waiver Agreement dated February 1, 2006 (the “Agreement”), as subsequently amended, by and between TIAA-CREF Funds (the “Trust”) and Teachers Advisors, Inc. (“Advisors”).

WHEREAS, the Trust and Advisors wish to extend the term of the Agreement so that the current advisory fee waivers for the TIAA-CREF Lifecycle Funds are in place through January 2010;

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Trust and Advisors hereby agree to amend the Agreement as follows:

1.   Section 1 of the Agreement shall be replaced in its entirety with the following:

Term of Agreement. This Agreement shall commence as of February 1, 2006, and shall continue in force until the close of business on January 31, 2010. As the previous waivers under this Agreement related to the Large-Cap Growth and Growth & Income Funds expired May 1, 2008, therefore this Agreement no longer concerns these two Funds. The Agreement may be terminated earlier than the dates specified above upon written agreement by the parties hereto.

IN WITNESS WHEREOF, the Trust and Advisors have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.

TIAA-CREF FUNDS

_________________________
By: Phillip G. Goff
Title: Treasurer

TEACHERS ADVISORS, INC.

_________________________
By: Carol Deckbar
Title: Managing Director